Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:
Cap Appreciation

74U1

Class A		38,994
Class B		31,624
Class C		     266

74V1

Class A		13.60
Class B		13.09
Class C		13.36